In Barcelona, on May 24, 2016

ADDENDUM TO THE SENIOR EXECUTIVE EMPLOYMENT CONTRACT
BY AND BETWEEN
TECH DATA ESPAÑA, S.L., a Company incorporated under the laws of Spain, with legal domicile at 30-32 Acer Street, Barcelona, Spain, and Tax ID Number XXXXXXXXX (hereinafter referred to as “the Company” or “Tech Data Spain”), hereby represented by Mr Bob Dutkowsky, duly authorized by the Board of Directors and by the Legal Representative of the Sole Shareholder of the Company, Tech Data Europe GmbH.
TECH DATA CORPORATION, a Company incorporated under the laws of the State of Florida, with legal domicile at 5350 Tech Data Dr Clearwater, FL 33760, United States of Americas (hereinafter referred to as “Tech Data Corporation”), hereby represented by Mr. Bob Dutkowsky, duly authorized by the Board of Directors.
Mr. Nestor Cano Soler, of full age, of Spanish nationality, holding national identity card XXXXXXXXX, on his own name and behalf (hereinafter referred to as “the Executive”).
The Company and Tech Data Corporation will jointly be referred to as the “Tech Data Companies”. The Company, Tech Data Corporation and the Executive will jointly be referred to as “the Parties”.
WHEREAS
First.- The Executive entered into a Senior Executive Employment Contract with the Companies on December 20, 2013 (hereinafter referred to as the “2013 Contract”).
Second.- Tech Data Corporation has implemented a change in control severance policy to be known as the Tech Data Corporation Change in Control Severance Policy (hereinafter, referred to as the ”Change in Control Severance Policy” or the “Policy”) with the purpose to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a change of control in Tech Data Corporation.
Third.- The Parties wish to enter into this Addendum to the 2013 Contract to confirm the application of the Change in Control Severance Policy to the employment relationship of the Executive with the Companies.
The Parties, being in agreement, enter into this Addendum in accordance with the following

CLAUSES

1.	ACCEPTANCE TO THE CHANGE IN CONTROL SEVERANCE POLICY

1.1.
The Executive expressly accepts the terms and provisions of the Change in Control Severance Policy, as attached in Annex 1 to this Addendum, which will apply to the Executive in the way described in the Participation Schedule.

1.2.
The Executive therefore acknowledges that the severance provisions under the Change in Control Severance Policy will only apply in the event of a termination following a Change in Control, as defined in the Policy. In case the employment of the Executive with the Companies is terminated other than as a consequence of a Change in Control as defined in the Policy, the provisions of the Change in Control Severance Policy will not apply. Based on the foregoing, only the US Severance Plans, the 2013 Contract, and any applicable laws, will apply if the employment of the Executive is terminated other than as a consequence of a Change in Control as defined in the Policy.

1.3.
The Parties further agree that, in the event of a termination following a Change in Control, as defined in the Policy, and on the understanding that the potential entitlement of the Executive as to a termination payment pursuant to the US Severance Plans in force at the date of termination maybe, at some point, more beneficial to the Executive than the entitlement under the Change in Control Severance Policy, then the Executive will have the right to elect the application of either the US Severance Plans (either current or as attached as Annex 1 to the 2013 Contract) or the Change in Control Policy. Again, for the avoidance of any doubt, this right of election will only apply if the termination of employment follows a Change in Control as defined in the Policy.

1.4.
For the avoidance of any doubt, the Parties agree that the definition of Cause and of Good Reason, as defined in the Change in Control Severance Policy, will be only applicable if the termination of the Executive is a consequence of a Change in Control, as defined in the Policy. In the event of any other termination, the definitions of Cause and Good Reason will be defined by the US Severance Plans, the 2013 Contract and any applicable laws.

1.5.
As set out in the Change in Control Severance Policy, the terms and restrictions of the Restrictive Covenants, as set out under Article 11 of the Policy, will apply exclusively if the termination of the Executive takes place as a consequence of the Change in Control. In this case, the 1-year term under Article 11 of the Policy will prevail over the term agreed under Section 13 of the 2013 Contract. Alternatively, if the termination of the employment of the Executive is due to any other reason, Section 13 of the 2013 Contract will govern.

1.6.
The Executive expressly accepts the terms and provisions of Article 15.12 of the Change in Control Severance Policy (Clawback), and accepts that any potential recoupment can be made from any and all payments or compensation and benefits as specified in such Article.

1.7.	In addition, the Executive accepts the Severance Factor, as defined in the Change in Control Severance Policy, as established at the Participation Schedule.

1.8.
The Parties accept that the Change in Control Severance Policy may change from time to time and the Executive accepts to be bound by the version of the Change in Control Severance Policy enforceable as of the termination date of his employment.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the date first written above.
For Tech Data España, S.L.
/s/ Robert M. Dutkowsky

For Tech Data Corporation
/s/ Robert M. Dutkowsky

For the Executive,
/s/ Nestor Cano

Annex 1
Tech Data Corporation Change in Control Severance Policy
The following document refers to the current version of the Change in Control Severance Policy, applicable as of the date of signing of this Addendum. The Parties accept that the Change in Control Severance Policy may change from time to time and the Executive accepts to be bound by the version of the Change in Control Severance Policy enforceable as of the termination date of his employment.

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